EXHIBIT 5.1

                                  April 6, 2000

Tanox, Inc.
10301 Stella Link
Houston, Texas 77025

Ladies and Gentlemen:

            We are rendering this opinion in connection with the preparation and filing by Tanox, Inc., a Delaware corporation (the "Company"), of a registration statement Form S-1 (the "Public Offering Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offering of up to an aggregate 7,000,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"), of the Company and a registration statement on Form S-1 filed pursuant to Rule 462(b) of Regulation C (the "Rule 462 Registration Statement") covering the issuance and sale of up to an additional 500,000 shares of the Company's Common Stock (collectively, the shares covered under the Public Offering Registration Statement and the Rule 462 Registration Statement are sometimes referred to herein as the "Shares"). The Shares are to be offered and sold under the terms and subject to the conditions set forth in a written underwriting agreement by and between the Company and the persons named as underwriters therein (the "Underwriting Agreement") in the manner described in the Registration Statement. The number of Shares noted above may be increased, in each case, by up to an additional 15% upon exercise of underwriters' over-allotment options.

            We have acted as the Company's counsel in connection with preparing the Rule 462 Registration Statement. We have examined the Company's Certificate of Incorporation and Bylaws, each as amended to date, the corporate proceedings with respect to offering the Shares and such other documents and instruments as we have deemed relevant or appropriate to express the opinions stated in this letter.

            We have assumed (i) the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, (ii) the conformity to original documents of all records, certificates and other instruments submitted to us as copies, (iii) the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and (iv) the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

            Based upon the foregoing, and having regard for such legal consideration as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and when duly executed by the Company's proper officers and issued and sold under the terms of the Underwriting Agreement against payment of the consideration therefor, will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to Delaware General Corporation Law and the federal laws of the United States.

            We consent to the filing of this opinion as an exhibit to the Rule 462 Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                             Very truly yours,

                                             CHAMBERLAIN, HRDLICKA, WHITE,
                                                         WILLIAMS & MARTIN, P.C.

                                             /S/WILBURN O. MCDONALD, JR.
                                                Wilburn O. McDonald, Jr.